EXHIBIT 99.1

Contact:                Alex J. Stockham
                               Senior Account Executive
                               Rubenstein Associates
                               Phone: 212-843-8297
                               E-mail: astockham@rubenstein.com

Affiliates of Angelo, Gordon & Co. and National Home Health Care Corp. Enter into Merger Agreement

SCARSDALE, N.Y. — (BUSINESS WIRE) —  (November 28, 2006)  Angelo, Gordon & Co. and National Home Health Care Corp. (National Market: NHHC), a provider of home health care and staffing services in the Northeast, today announced that NHHC and affiliates of Angelo Gordon have entered into an Agreement  providing for the merger of NHHC with an affiliate of Angelo Gordon, in partnership with Eureka Capital Partners.

About the Transaction

Under the terms of the Merger Agreement, NHHC shareholders will receive either  $11.35 or  $11.50 in cash for each share of NHHC  common stock. If NHHC’s earnings before interest, taxes, depreciation and amortization, as calculated under the terms of  the Merger Agreement  (EBITDA), for the four fiscal quarters ending prior to the closing is at least $7.9 million, but less than $8.15 million, the price per share will be $11.35 and if  NHHC’s  EBITDA for such four fiscal quarters is at least $8.15 million, the price per share will be $11.50.

     Frederick  H.         Fialkow, the Company’s Chairman of the Board and  beneficial owner of approximately 35.9% of its outstanding shares  of common stock,  has agreed to accept an 8% subordinated note of NHHC in exchange for a portion of his common stock in the Company.  The balance of his shares will be paid for in cash at the cash price provided for in the Merger Agreement.

The Company’s current chief executive officer, Steven Fialkow and its current chief financial officer, Robert Heller will remain with the Company and continue to serve in those positions under new five year employment agreements. Frederick H. Fialkow will provide strategic advice to the Company under a five year consulting agreement with the Company.

Steven Fialkow, President and Chief Executive Officer of NHHC, stated, “Our management team is proud of what we have accomplished over the past few years. We are also proud that organizations  of the stature and reputation of Angelo Gordon and Eureka Capital Partners have selected us as a partner. I believe that  Angelo Gordon and Eureka  share  our commitment to providing the highest clinical care to our patients, and to becoming an even more successful provider of home care.”

         A special committee consisting of independent members of NHHC ‘s  Board of Directors unanimously  recommended the transaction to the Board, and the NHHC Board of Directors has unanimously approved the transaction.   Houlihan Lokey Howard & Zukin Financial Advisors, Inc. acted as a financial advisor to the special committee with respect to the transaction.

The  transaction, which is expected to close during NHHC’s fourth  fiscal quarter  ending July 31, 2007,  is subject to the approval by NHHC  stockholders,  regulatory approvals,  NHHC having  EBITDA  for the four fiscal quarters ending prior to the closing of at least $7.9 million  and other  customary closing considerations.

Frederick H. Fialkow and Bernard Levine, M.D., also a director of NHHC, who collectively beneficially own approximately 49.4% of the outstanding shares, have agreed to vote their shares in favor of the Merger Agreement, subject to the continued support of the merger by the Board of Directors of NHHC in the exercise of its fiduciary duties.

David Roberts, a senior managing director of Angelo, Gordon & Co. stated: “We are excited to be partnering with  Eureka Capital Partners,  Steven Fialkow, Bob Heller and the rest of the management team at NHHC.  We look forward to working with  Eureka and the management team to build upon the formidable business that they have developed.”

Stephen Greene, a managing director of Eureka Capital Partners stated: “We have operated in the home healthcare sector for a long time and can’t think of a better management team than  the team at NHHC to partner with.  Together with Angelo Gordon, we believe we have an ideal team. "

About Angelo, Gordon & Co.

Angelo Gordon was founded in 1988 and currently has over 50 investment professionals managing approximately $10 billion in capital across multiple investment strategies. The New York-based long-term equity strategy group currently manages more than $800 million in existing and committed capital.

About Eureka Capital Partners

Eureka Capital is an independent financial advisory firm with offices in New York, California and Wisconsin.

Important Legal Information

         Stockholders are urged to read the  proxy statement regarding the proposed transaction when it becomes available, because it will contain important information.  Stockholders will be able to obtain a free copy of the proxy statement as well as other filings containing information about NHHC, without charge, at the SEC’s Internet site ( http://www.sec.gov ).  Copies of the proxy statement and the filings with the SEC that will be incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to National Home Health Care Corp., 700 White Plains Road, Scarsdale, New York 10583 Attention:  Robert Heller

         The  directors and executive officers of NHHC and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction.  Information regarding NHHC directors and executive officers is available in its proxy statement filed with the SEC by NHHC on November 10, 2005. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Forward Looking Statements

         This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, but are not limited to, statements about the consummation of the merger,  NHHC’s plans, objectives, expectations and intentions and other statements that are not historical facts.  Such statements are based upon the current beliefs and expectations of NHHC and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain governmental approvals of the transaction on the proposed terms and schedule; the failure of NHHC stockholders to approve the transaction; and the failure of NHHC  to satisfy the other conditions to closing, including the EBITDA condition and the absence of a material adverse change in the business or financial condition of NHHC.  Additional factors that could cause NHHC’s results to differ materially from those described in the forward-looking statements can be found in the 2006 Annual Report on Forms 10-K of NHHC filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov ).